Exhibit 99.1

Hercules Capital Reports Second Quarter 2024 Financial Results

Q2 2024 Total Gross Debt and Equity Commitments of $686.5 Million

Record Q2 2024 Total Gross Fundings of $461.5 Million, an Increase of 28.7% Year-over-Year

Record Q2 2024 Total Investment Income of $125.0 Million, an Increase of 7.5% Year-over-Year

Q2 2024 Net Investment Income “NII” of $82.4 Million, or $0.51 per Share, an Increase of 8.8% Year-over-Year

Q2 2024 NII Provides 128% Coverage of the Base Cash Distribution

Conservative Balance Sheet Management with Net GAAP Leverage of 93.3% and Net Regulatory Leverage of 83.9%

Undistributed Earnings Spillover of $145.0 Million, or $0.89(1) per Ending Shares Outstanding

Approximately $4.6 Billion of Assets Under Management, an Increase of 14.7% Year-over-Year(2)

Q2 2024 Financial Achievements and Highlights

•	Record Total Investment Income of $125.0 million, an increase of 7.5% year-over-year

•	NII of $82.4 million, or $0.51 per share, an increase of 8.8% year-over-year

•	Total gross debt and equity commitments of $686.5 million

•	Net Hercules debt and equity commitments of $530.2 million(3)

•	Record total gross fundings of $461.5 million

•	Net Hercules fundings of $344.8 million(3)

•	Unscheduled early principal repayments or “early loan repayments” of $306.1 million, an increase of 90.0% from $161.1 million in Q1 2024

•	$482.0 million of available liquidity, subject to existing terms and covenants

•	19.2% Return on Average Equity “ROAE” (NII/Average Equity)(4)

•	9.6% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 94.8% and regulatory leverage of 85.4%(5)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 93.3% and net regulatory leverage (excludes SBA debentures and cash) of 83.9%

•	Net Asset Value “NAV” of $11.43, a decrease of 1.7% from Q1 2024

•	14.7% GAAP Effective Yield and 13.7% Core Yield(6), a non-GAAP measure

Year-to-date ending June 30, 2024 Financial Highlights

•	Record 1H 2024 Total Investment Income of $246.6 million, an increase of 11.4% year-over-year

•	Record 1H 2024 NII of $161.5 million, or $1.01 per share, an increase of 14.4% year-over-year

•	1H 2024 total gross new debt and equity commitments of $1.64 billion

•	Record 1H 2024 total gross fundings of $1.07 billion, an increase of 27.8% year-over-year

•	Net debt investment portfolio growth of $352.5 million

•	Unscheduled early loan repayments of $467.2 million

Footnotes:

(1)	$0.90 per Weighted Average Shares Outstanding
(2)	Assets under management includes assets managed by Hercules Capital and the Adviser Subsidiary (defined below)
(3)

Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC (the “Adviser Subsidiary”)” during the quarter

(4)	As presented above, Return on Average Equity is (i) sourced from Hercules Capital, Inc. as of June 30, 2024 and (ii) based on net investment income, excluding realized and unrealized gains/losses
(5)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(6)	Core Yield excludes early loan repayments, dividend from the Adviser Subsidiary and Gibraltar Subsidiary, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., August 1, 2024 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the second quarter ended June 30, 2024.

“Our exceptional start to 2024 continued through the second quarter with our world-class investment team delivering record gross fundings of $1.07 billion for the first half of 2024, an increase of nearly 28% year-over-year,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Compounded by strong growth in our debt portfolio, we delivered record total investment income of $246.6 million and record net investment income of $161.5 million for the first half of the year, an increase of over 11% and 14%, respectively, year-over-year. Our disciplined growth strategy of maintaining ample liquidity and moderate leverage has put us in an advantageous competitive position to be opportunistic in the market while maintaining our stringent underwriting standards. In addition, our net investment income of $0.51 per share for Q2 provided 128% coverage of our base distribution and increased our undistributed earnings spillover to $145.0 million.”

Bluestein concluded, “Subsequent to Q2, we received approval from the SBA for our fourth SBIC license, which will provide access to $175 million of additional growth capital and help to maintain our overall blended cost of capital. This fourth license will provide us with further flexibility and liquidity to be able to continue to support our growth-stage ecosystem.”

Q2 2024 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q2 total gross new debt and equity commitments totaling $686.5 million and Q2 gross new fundings totaling $461.5 million.

During the second quarter, Hercules realized early loan repayments of $306.1 million which, along with normal scheduled amortization of $9.4 million, resulted in total debt repayments of $315.5 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $27.2 million during the second quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q1 2024 to Q2 2024

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at March 31, 2024	$3,383.7	$160.5	$30.4	$3,574.6

New fundings(a)	454.4	4.7	2.4	461.5
Fundings assigned to or directly funded by Adviser Funds	(115.6)	(0.4)	(0.7)	(116.7)
Principal payments received on investments	(9.4)	—	—	(9.4)
Early payoffs(b)	(306.1)	—	—	(306.1)
Net changes attributed to conversions, liquidations, and fees	3.9	1.9	(0.6)	5.2

Net activity during Q2 2024	27.2	6.2	1.1	34.5

Balances at Cost at June 30, 2024	$3,410.9	$166.7	$31.5	$3,609.1

Balances at Fair Value at March 31, 2024	$3,383.0	$156.0	$32.7	$3,571.7

Net activity during Q2 2024	27.2	6.2	1.1	34.5
Net change in unrealized appreciation (depreciation)	(17.7)	(15.0)	(4.9)	(37.6)
FX unrealized gain (loss)	—	—	—	—

Total net activity during Q2 2024	9.5	(8.8)	(3.8)	(3.1)

Balances at Fair Value at June 30, 2024	$3,392.5	$147.2	$28.9	$3,568.6

(a)	Includes $0.5M fundings associated with revolver loans during Q2 2024.
(b)	Early payoffs includes $0.8M paydowns on revolvers during Q2 2024.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Ending Balance at Cost	$3,410.9	$3,383.7	$3,058.4	$3,131.6	$2,937.0
Weighted Average Balance	$3,334.9	$3,208.3	$3,122.0	$2,974.3	$2,875.0

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
First Lien Senior Secured	90.1%	88.4%	88.8%	87.3%	83.1%
Floating Rate w/Floors	97.4%	97.3%	95.9%	95.5%	95.5%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 14.7% during Q2 2024 as compared to 14.9% for Q1 2024. The Company realized $306.1 million of early loan repayments in Q2 2024 compared to $161.1 million in Q1 2024, or an increase of 90.0%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 13.7% during Q2 2024, within the Company’s expected annual range of 13.7% to 13.9% and decreased compared to 14.0% for Q1 2024. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $125.0 million for Q2 2024, compared to $116.2 million in Q2 2023. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $24.0 million in Q2 2024 versus $23.3 million for Q2 2023. The increase was primarily due to an increase in employee compensation expenses offset by a decrease in general and administrative and tax expenses.

Interest expense and fees were $21.5 million in Q2 2024, compared to $19.6 million in Q2 2023. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.0% in Q2 2024, as compared to 4.8% for Q2 2023. The increase is primarily due to higher interest rates on credit facilities between periods.

NII – Net Investment Income

NII for Q2 2024 was $82.4 million, or $0.51 per share, based on 160.7 million basic weighted average shares outstanding, compared to $75.7 million, or $0.53 per share, based on 141.4 million basic weighted average shares outstanding in Q2 2023. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods, offset by an increase in total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2024, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments totaled ($42.1) million, on a GAAP basis, spanning nearly 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of $18.6 billion, the total realized gain/(loss) since inception of ($42.1) million represents approximately 23 basis points (“bps”), or 0.23%, of cumulative debt commitments, or an effective annualized loss rate of 1.2 bps, or 0.012%.

Realized Gains/(Losses)

During Q2 2024, Hercules had net realized losses of ($5.8) million comprised of gross realized gains of $5.8 million primarily due to the gain on warrant and equity investments, offset by ($11.6) million due to losses on debt investments, warrant and equity investments and losses resulting from fluctuations in foreign exchange rates.

Unrealized Appreciation/(Depreciation)

During Q2 2024, Hercules recorded ($34.7) million of net unrealized depreciation, net of the impact of foreign currency movements. This is primarily attributable to ($19.8) million of net unrealized depreciation on debt investments, ($5.5) million of net unrealized depreciation attributable to valuation movements on publicly traded equity and warrant investments, ($9.8) million of net unrealized depreciation attributable to valuation movements in the privately held equity, warrant and investment funds, $0.7 million of net unrealized appreciation attributable to net foreign exchange movements and $2.2 million on net unrealized appreciation attributable to other investment related receivables. In addition, Hercules recorded ($2.5) million attributable to reversal of previous quarter appreciation upon a realization event.

Portfolio Asset Quality

As of June 30, 2024, the weighted average grade of the debt investment portfolio, at cost, was 2.18 compared to 2.16 as of March 31, 2024, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of June 30, 2024, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q2 2024 - Q2 2023 ($ in millions)
	Q2 2024		Q1 2024		Q4 2023		Q3 2023		Q2 2023
Grade 1 - High	$808.9	23.9%	$792.2	23.4%	$626.8	20.5%	$607.5	19.7%	$593.6	20.2%
Grade 2	$1,468.7	43.3%	$1,507.1	44.6%	$1,286.2	42.1%	$1,312.0	42.4%	$1,151.7	39.2%
Grade 3	$1,051.8	31.0%	$988.1	29.2%	$1,040.6	34.0%	$1,066.8	34.5%	$1,125.6	38.3%
Grade 4	$31.0	0.9%	$87.3	2.6%	$103.7	3.4%	$81.1	2.6%	$67.0	2.3%
Grade 5 - Low	$32.1	0.9%	$8.2	0.2%	$—	0.0%	$24.6	0.8%	$—	0.0%

Weighted Avg. (at Cost)	2.18		2.16		2.24		2.28		2.24

Non-Accruals

The number of loans on non-accrual remained the same quarter-over-quarter. As of June 30, 2024, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $91.8 million and $32.1 million, respectively, or 2.5% and 0.9% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of March 31, 2024, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $42.2 million and $5.2 million, respectively, or 1.2% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Total Investments at Cost	$3,609.1	$3,575.0	$3,247.0	$3,308.9	$3,114.1
Loans on non-accrual as a % of Total
Investments at Value	0.9%	0.1%	0.0%	0.8%	0.0%
Loans on non-accrual as a % of Total
Investments at Cost	2.5%	1.2%	1.0%	2.7%	0.4%

Liquidity and Capital Resources

The Company ended Q2 2024 with $482.0 million in available liquidity, including $27.7 million in unrestricted cash and cash equivalents, and $454.3 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to our available liquidity, the Company has 13.6 million shares remaining available for issuance and sale under the equity ATM program.

Bank Facilities

As of June 30, 2024, there were $133.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG as Agent and $212.0 million of outstanding borrowings and $0.6 million of outstanding letter of credits under Hercules’ $400.0 million committed credit facility and letter of credit facility with SMBC.

Leverage

As of June 30, 2024, Hercules’ GAAP leverage ratio, including its SBA debentures, was 94.8%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 85.4% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $27.7 million), was 83.9%. Hercules’ net leverage ratio, including its SBA debentures, was 93.3%.

Available Unfunded Commitments – Representing 13.1% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2024, the Company had $479.5 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 13.1% of Hercules’ total assets. This remained similar from the previous quarter of $483.4 million of available unfunded commitments or 13.1% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $686.5 million in new debt and equity commitments in Q2 2024, Hercules has pending commitments of $210.0 million in signed non-binding term sheets outstanding as of July 29, 2024. Since the close of Q2 2024 and as of July 29, 2024 Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $28.1 million and funded $45.4 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
January 1 - June 30, 2024 Closed Commitments(a)(c)	$1642.5
Q3 2024 Closed Commitments (as of July 29, 2024)(a)(c)	$28.1

Year-to-Date 2024 Closed Commitments (as of July 29, 2024)(a)(b)(c)	$1,670.6

Q3 2024 Pending Commitments (as of July 29, 2024)(b)	$210.0

Year-to-Date 2024 Closed and Pending Commitments(a)(b)(c)	$1,880.6

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of June 30, 2024, the Company’s net assets were $1.86 billion, compared to $1.89 billion at the end of Q1 2024. NAV per share decreased 1.7% to $11.43 on 162.4 million outstanding shares of common stock as of June 30, 2024, compared to $11.63 on 162.2 million outstanding shares of common stock as of March 31, 2024. The decrease in NAV per share was primarily attributed to the change in net unrealized losses during the quarter.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.4% of its debt investment portfolio being priced at floating interest rates as of June 30, 2024, with a Prime or Non-Prime based (SOFR or BSBY) interest rate floor, combined with 80.4% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2024, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
(200)	$(39,286)	$(6,022)	$(33,264)	$(0.21)
(100)	$(22,292)	$(3,011)	$(19,281)	$(0.12)
(75)	$(17,612)	$(2,258)	$(15,354)	$(0.10)
(50)	$(12,317)	$(1,505)	$(10,812)	$(0.07)
(25)	$(6,370)	$(753)	$(5,617)	$(0.03)
25	$7,407	$753	$6,654	$0.04
50	$14,629	$1,505	$13,124	$0.08
75	$21,813	$2,258	$19,555	$0.12

(1)	Source; Hercules Form 10-Q for Q2 2024
(2)

EPS calculated on basic weighted shares outstanding of 160,748. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 78 portfolio companies with a fair value of $140.3 million and a cost basis of $161.8 million as of June 30, 2024. On a fair value basis, 32.8% or $48.3 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 101 portfolio companies with a fair value of $28.9 million and a cost basis of $31.5 million as of June 30, 2024. On a fair value basis, 38.9% or $11.3 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q2 2024

As of July 29, 2024, Hercules held debt, warrant or equity positions in two (2) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity as of Q2 2024

•	Two (2) portfolio companies submitted confidentially under the JOBS Act in 2023

M&A Activity in Q2 2024

•

In May 2024, Hercules’ portfolio company Onna Technologies, a market leader in helping companies manage unstructured data from cloud-based collaboration tools, was acquired by Reveal, the global provider of the leading AI-powered eDiscovery, review and investigations platform. Terms of the acquisition were not disclosed. Hercules committed $5.1 million in venture debt financing beginning in July 2023.

•

In June 2024, Hercules’ portfolio company Eigen Technologies, a market leader in Document AI for financial services and insurance that has pioneered data extraction and AI governance, was acquired by Sirion, the category leader in AI-native contract lifecycle management (CLM). Terms of the acquisition were not disclosed. Hercules committed $25.0 million in venture debt financing beginning in April 2022.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Subsequent Events

1.

On July 9, 2024, the Company’s SBIC V received its license to operate as a SBIC. This is Hercules’ fourth SBIC license, through which the Company has access to $175.0 million of SBA debentures, subject to meeting certain conditions. The license has a 10-year term and SBA debentures bear fixed interest based on treasury rate plus a spread applicable to the period the debentures are drawn. As of the latest debenture pooling date in March 2024, SBA debentures were issued with an interest rate of approximately 5.164%. The actual rates may vary depending on the timing of drawdown and pooling period.

2.	On July 16, 2024, the Company fully repaid the aggregate outstanding $105.0 million principal, $2.5 million of accrued interest pursuant to the terms of the July 2024 Notes.

Conference Call

Hercules has scheduled its second quarter 2024 financial results conference call for August 1, 2024 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the second quarter 2024 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $20.0 billion to over 660 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	June 30, 2024 (unaudited)	December 31, 2023
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $3,505,346 and $3,143,851, respectively)	$3,457,280	$3,133,042
Control investments (cost of $103,772 and $103,182, respectively)	111,259	115,004

Total investments, at fair value (cost of $3,609,118 and $3,247,033, respectively; fair value amounts related to a VIE $262,917 and $254,868, respectively)	3,568,539	3,248,046
Cash and cash equivalents	27,676	98,899
Restricted cash (amounts related to a VIE $11,242 and $17,114, respectively)	11,242	17,114
Interest receivable	31,533	32,741
Right of use asset	18,104	4,787
Other assets	15,042	15,339

Total assets	$3,672,136	$3,416,926

Liabilities
Debt (net of debt issuance costs); amounts related to a VIE $148,838 and $148,544, respectively)(1)	$1,747,127	$1,554,869
Accounts payable and accrued liabilities	49,519	54,156
Operating lease liability	18,945	5,195

Total liabilities	$1,815,591	$1,614,220
Net assets consist of:
Common stock, par value	163	158
Capital in excess of par value	1,737,478	1,662,535
Total distributable earnings	118,904	140,013

Total net assets	$1,856,545	$1,802,706

Total liabilities and net assets	$3,672,136	$3,416,926

Shares of common stock outstanding ($0.001 par value and 200,000 authorized)	162,428	157,758
Net asset value per share	$11.43	$11.43

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, June 2025 3-Year Notes, 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026 A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined in our Quarterly Report on Form 10-Q, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Investment income:
Interest and dividend income:
Non-control/Non-affiliate investments	$114,072	$107,931	$226,894	$206,712
Control investments	3,457	1,055	6,414	2,171

Total interest and dividend income	117,529	108,986	233,308	208,883
Fee income:
Non-control/Non-affiliate investments	7,441	7,226	13,179	12,400
Control investments	36	19	72	38

Total fee income	7,477	7,245	13,251	12,438

Total investment income	125,006	116,231	246,559	221,321
Operating expenses:
Interest	19,162	17,184	36,786	33,809
Loan fees	2,346	2,464	4,743	4,793
General and administrative	4,481	5,151	9,539	9,277
Tax expenses	1,754	1,980	2,465	3,367
Employee compensation:
Compensation and benefits	14,414	12,841	30,758	27,458
Stock-based compensation	3,343	3,325	6,477	6,511

Total employee compensation	17,757	16,166	37,235	33,969

Total gross operating expenses	45,500	42,945	90,768	85,215

Expenses allocated to the Adviser Subsidiary	(2,852)	(2,414)	(5,729)	(5,093)

Total net operating expenses	42,648	40,531	85,039	80,122

Net investment income	82,358	75,700	161,520	141,199
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	(5,784)	217	2,384	8,177

Total net realized gain (loss)	(5,784)	217	2,384	8,177

Net change in unrealized appreciation (depreciation):	—	—	—	—
Non-control/Non-affiliate investments	(33,216)	14,285	(26,753)	26,544
Control investments	(1,506)	4,573	(4,335)	13,419

Total net change in unrealized appreciation (depreciation)	(34,722)	18,858	(31,088)	39,963

Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	(40,506)	19,075	(28,704)	48,140

Net increase (decrease) in net assets resulting from operations	$41,852	$94,775	$132,816	$189,339

Net investment income before gains and losses per common share:
Basic	$0.51	$0.53	$1.01	$1.01

Change in net assets resulting from operations per common share:
Basic	$0.26	$0.66	$0.83	$1.35

Diluted	$0.25	$0.66	$0.82	$1.34

Weighted average shares outstanding:	—	—	—	—
Basic	160,748	141,390	159,096	138,338

Diluted	161,309	142,084	159,614	139,587

Distributions paid per common share:
Basic	$0.48	$0.47	$0.96	$0.94